Exhibit 99.1

Tri-Valley Corporation Reports Fourth Quarter and Full Year 2010
Financial Results

Full Year Oil and Gas Revenues Increase 70%
Stockholders’ Equity Grows to $6.2 Million at December 31, 2010
Conference Call Today at 4:30 p.m. Eastern Time

Bakersfield, CA, March 22, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Total revenue for the fourth quarter of 2010 increased $1.5 million over total revenue in the fourth quarter of 2009 to $1.9 million, primarily due to gains on the sale of assets.  Oil and gas revenues increased 28% to $388,000 in the fourth quarter of 2010 compared with $304,000 in the fourth quarter of 2009, reflecting higher oil prices and increased oil production.  Net production in the recent fourth quarter totaled 5,109 barrels of oil compared with 3,609 barrels of oil in the same quarter of 2009, an increase of 42%.  Net production costs increased 57% in the 2010 fourth quarter compared with the same quarter a year ago, as a result of reactivation of the Company’s wells and production activities at its Claflin property.

For the full year, total revenue was $4.9 million in 2010 compared with $1.5 million in 2009.  The increase was driven by gains on the sales of assets, including two non-strategic properties in California and the Admiral Calder calcium carbonate quarry in Alaska, as well as a significant increase in revenues from oil and gas production.  Oil and gas revenues increased 70% in 2010 to $1.8 million compared with $1.0 million in 2009.  The increase was the result of higher oil prices, increased production at the Pleasant Valley oil sands project in Oxnard, and new production at the Claflin project near Bakersfield, California.  Net production in 2010 totaled 25,796 barrels of oil compared with 21,092 in 2009.  Production costs decreased in 2010 by 6% compared with the prior year, largely due to reductions in contract services that were made during the second half of 2010.

“Our financial results reflect successful execution on several key initiatives that we set forth at the beginning of the year,” said Maston Cunningham, Tri-Valley’s President and CEO.  “During 2010 we increased oil production, reduced production costs, moved forward on our plans to monetize our mineral properties in Alaska, and significantly strengthened the balance sheet.  We ended 2010 with stockholders’ equity of $6.2 million and $600,000 in cash, much improved from the $1.5 million in stockholders’ equity and $300,000 in cash at the end of 2009.”

Specific achievements in 2010 included:
•	Completed company reorganization to focus on oil and gas production
•	Increased oil production through expansion of 30-day steam cycles at Pleasant Valley and reactivation of production on four wells at Claflin
•	Hired a senior operations engineer with experience in Steam Assisted Gravity Drainage (SAGD) from Canada and initiated pre-implementation activities at Pleasant Valley
•	Reduced G&A costs by over $1 million on an annual basis
•
Continued progress on monetizing the mineral assets in Alaska -- completed an NI 43-101 report on the Shorty Creek prospect indicating a large porphyry copper, gold, and molybdenum system; opened a virtual data room for potential financial and operational partners interested in developing the Shorty Creek and Richardson prospects

•
Raised significant capital through registered direct financing of $5.0 million, sale of non-strategic assets, issuance of 438,500 Series A preferred shares, and at-the- market sales of common stock under an existing shelf registration

•	Formed an OPUS Advisory Committee to review alternatives to better align its interests with those of Tri-Valley for the development of the Pleasant Valley oil sands project

“Looking ahead, we continue to focus our efforts in 2011 on oil and gas production in California,” Mr. Cunningham continued.  “Our goal is to increase daily gross production from 300 barrels of oil on average to 1,000 by year-end. We expect increased production at both Pleasant Valley and Claflin.  The first SAGD oil sands production in the U.S. will be initiated at Pleasant Valley this year, and we are optimistic that we will be able to recover significantly more oil from the site.  We intend to drill up to 22 new wells at Claflin.  We also believe we can drive production costs lower – up to 20% per barrel at Pleasant Valley and up to 50% per barrel at Claflin through increased volumes and other cost reductions.”

“In Alaska, our goal is to secure an earn-in agreement with an established industry partner to work with us on the exploration and development of our mineral properties so that we can more quickly extract value from these assets.  In addition, we expect to reach an agreement with the OPUS partnership that will allow it and Tri-Valley to recognize value from the investment in Pleasant Valley.  Finally, our financial goal for the year is to achieve breakeven cash flow from operations by the end of 2011.  Accomplishing these initiatives is important to enhancing valuation for our shareholders, and we are committed to our success,” concluded Mr. Cunningham.

Fourth Quarter and Full Year Financial Highlights

  The net loss in the recent fourth quarter was $1.5 million, or $0.04 per share, compared with a net loss of $2.7 million, or $0.05 per share in the fourth quarter of 2009.

For the full year 2010, the Company reported a net loss of $13.5 million, or $0.37 per share, compared with a net loss in 2009 of $10.7 million, or $0.33 per share.  The higher loss was primarily driven by non-cash warrant expense associated with the warrants issued in the $5.0 million registered direct financing completed in April 2010.  Unexercised warrants from the registered direct financing were exchanged and cancelled during December 2010 and January 2011 for Company common stock.  G&A expense increased $0.5 million from 2009 to 2010, primarily driven by higher legal expenses associated with litigation over the Pleasant Valley leases.

 Conference Call

The Company has scheduled a conference call to discuss its fourth quarter and full year 2010 results and current business developments today, March 22, 2011, at 4:30 p.m. EDT. To access the call, dial 877-941-8631.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325. The password required to access the replay is 4425877#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events, and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events, and performance to differ materially are risks and uncertainties discussed in "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

John Durbin	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
jdurbin@tri-valleycorp.com	(415) 896-6820	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com

(Tables to follow)

TRI-VALLEY CORPORATION CONSOLIDATED BALANCE SHEET

ASSETS	December 31, 2010	December 31, 2009
	(Audited)	(Audited)
Current Assets
Cash	$581,148	$290,926
Accounts Receivable TVOG Production Accrual	202,482	33,623
Accounts Receivable - Trade	-	63,151
Prepaid Expenses	615,778	16,889
Accounts Receivable from Joint Venture Partners - Net (Notes 5, 11)	3,943,099	1,432,785
Accounts Receivable - Other	32,552	25,717

Total Current Assets	5,375,059	1,863,091

Property and Equipment - Net
Proved Properties, Successful Efforts Method	1,235,932	25,265
Unproved Properties, Successful Efforts Method	1,781,069	1,551,998
Rig	891,690	1,132,847
Other Property and Equipment	2,248,162	5,470,295

Total Property and Equipment - Net (Note 3)	6,156,853	8,180,405

Other Assets
Deposits	526,749	172,913
Investments in Joint Venture Partnerships	23,285	17,400
Goodwill	212,414	212,414
Long-Term Receivable from Joint Venture Partners - Net (Notes 5, 11)	2,392,817	-
Other	-	13,800

Total Other Assets	3,155,265	416,527

Total Assets	$14,687,177	$10,460,023

TRI-VALLEY CORPORATION CONSOLIDATED BALANCE SHEET (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31, 2010	December 31, 2009
	(Audited)	(Audited)
Current Liabilities
Notes Payable (Note 4)	$134,322	$439,482
Trade - Accounts Payable and Accrued Expenses	7,738,073	5,962,774
Non-Trade Accounts Payable	-	850,000

Total Current Liabilities	7,872,395	7,252,256

Non-Current Liabilities
Asset Retirement Obligation (Note 11)	206,183	351,013
Long-Term Portion of Notes Payable (Note 4)	455,246	1,395,649

Total Non-Current Liabilities	661,429	1,746,662

Total Liabilities	8,533,824	8,998,918

Stockholders' Equity
Series A Preferred Stock - 10.00% Cumulative; $0.001 par, $10.00 liquidation
value; 20,000,000 shares authorized; 438,500 shares outstanding	439	-
Common Stock, $.001 par value; 100,000,000 shares
authorized; 44,729,117 and 33,190,462 at December 31, 2010, and
December 31, 2009, respectively.	44,730	33,190
Less: Common Stock in Treasury, at cost; 21,847 shares	(38,370)	(13,370)
Capital in Excess of Par Value	66,444,315	51,469,228
Additional Paid in Capital - Warrants	2,868,034	-
Additional Paid in Capital - Stock Options	2,806,945	2,429,722
Accumulated Deficit	(65,972,740)	(52,457,665)

Total Stockholders' Equity	6,153,353	1,461,105

Total Liabilities and Stockholders' Equity	$14,687,177	$10,460,023

TRI-VALLEY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS

			(Audited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues
Sale of Oil and Gas	$388,108		$1,756,570	$1,035,916
Rig Income	-	-	-	-
Partnership Income	(4,578)	(33)	9,056	30,000
Interest Income	442	(5,655)	5,851	10,295
Drilling and Development	-	-	-	-
Gain on Sale of Asset	1,426,512	258,797	3,014,244	258,797
Other Income	75,828	(169,219)	83,983	112,993

Total Revenue	$1,886,312	$387,419	$4,869,704	$1,448,001

Costs and Expenses
Mining Exploration Expenses		$-	$371,975	$-
Production Costs	593,206	377,637	1,507,434	1,608,181
Drilling and Development	-	-	-	-
Rig Operating Expenses	-	-	-	-
General & Administrative	2,020,646	1,164,878	7,607,475	7,071,201
Interest	182,386	66,701	324,241	204,741
Investment	-	269,005	-	269,005
Depreciation, Depletion & Amortization	55,557	437,608	570,020	1,778,539
Stock Option Expense	141,272	97,889	391,718	521,374
Warrant Expense	188,426	-	7,427,283	-
Impairment Loss	140,242	422,590	140,242	422,590
Loss on Available for Sale Securities	-	200,985	-	200,985
Bad Debt	-	(20,658)	44,391	33,322

Total Costs and Expenses	$3,351,062	$3,016,635	$18,384,779	$12,109,938

Loss Before Minority Interest	$(1,464,750)	$(2,629,216)	$(13,515,075)	$(10,661,937)
Minority Interest			-	-
Net Loss	$(1,464,750)	$(2,629,216)	$(13,515,075)	$(10,661,937)

Basic Net Loss Per Share:
Basic Loss Per Common Share (Note 6)	$(0.04)	$(0.05)	$(0.37)	$(0.33)

Weighted Average Number of Shares Outstanding	36,659,198	32,629,389	36,659,198	32,629,389

Weighted Potentially Dilutive Shares Outstanding	39,735,217	35,159,148	39,735,217	35,159,148

TRI-VALLEY CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS
	(Audited)
	For the Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net Loss	$(13,515,075)	$(10,661,937)
Adjustments to Reconcile Net Loss to Net Cash
Provided (Used) by Operating Activities
Depreciation, Depletion & Amortization	570,020	1,778,539
Impairment, Dry Hole & Other Disposals of Property	140,242	422,590
Minority Interest	-	-
Loss on Buyback of Minority Interest	-	-
Stock Option Issuance Expense	391,718	521,374
Warrant Expense	7,427,284	-
Marketable Securities	-	-
(Gain) or Loss on Sale of Property	(3,014,243)	(258,797)
Bad Debt Expense	44,391	33,322
Director Stock Compensation	95,640	23,400
Changes in Operating Capital
(Increase) in Accounts Receivable	(156,934)	846,048
(Increase) in Prepaid Expenses	(598,889)	(4,860)
(Increase) in Deposits & Other Assets	(153,920)	(49,887)
Increase in Accounts Payable, Deferred Revenue & Accrued Expenses	925,299	2,960,272
Increase in Amounts Payable to Joint Venture Partners	-	4,160,134
Decrease in Accounts Receivable from Joint Venture Partners	(2,033,892)	(2,516,338)

Net Cash (Used) by Operating Activities	(9,878,360)	(2,746,140)

	For the Years Ended December 31,
	2010	2009
Cash Provided (Used) by Investing Activities
Proceeds from the Sale of Property	6,919,311	287,084
Buyback of Minority Interest in Great Valley Drilling/Great Valley Production	-	(3,334,595)
Proceeds from the Sale of Marketable Securities	-	146,071
Capital Expenditures	(1,430,331)	(465,153)
(Investment in) Marketable Securities	-	200,985

Net Cash Provided (Used) by Investing Activities	5,488,980	(3,165,608)

TRI-VALLEY CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	For the Years Ended December 31,
	2010	2009
Cash Provided by Financing Activities
Principal Payments on Long-Term Debt	(1,245,563)	(392,249)
Net Proceeds from the Sale of Minority Interest	-	-
Sale or (Purchase) of Treasury Stock	(25,000)	-
Net Proceeds from the Issuance of Stock Options	2,198	21,500
Net Proceeds from the Issuance of Common Stock	5,947,966	4,572,636

Net Cash Provided by Financing Activities	4,679,601	4,201,887

Net Increase in Cash & Cash Equivalents	290,222	(1,709,861)

Cash at the Beginning Year	290,926	2,000,787

Cash at End of Year	581,148	290,926

Supplemental Schedule of Noncash Transactions
Issuance of Preferred Stock Upon Conversion of Note Payable	850,000	-
Issuance of Preferred Stock Upon Conversion of Interest in Great Valley Production		-
Services, LLC	3,535,000	-
Total Noncash Transactions	$4,385,000	$-

Interest Paid	$324,241	$204,741